Exhibit 10.15

OFFER OF EMPLOYMENT | HEAD OF ENGINEERING & TECHNOLOGY

March 17, 2023

Steve Ridge

Via: steveridge@bellsouth.net

Dear Steve,

We are pleased to offer you the full-time position of Head of Engineering and Technology at USA Rare Earth LLC (the “Company”), with a start date of April 24, 2023. You will be reporting directly to Tom Schneberger, Chief Executive Officer. We believe your skills and experience are an excellent match for our company and that you will make a terrific addition to our team, both professionally and culturally.

This letter will provide you with an overview of our offer’s key elements and, along with any other documents referenced herein, will become our agreement (the “Agreement”). Once agreed to and accepted by you, please sign in the space provided at the end of the document.

COMPENSATION/ROLE

This offer is for a full-time exempt position. The salary for this position is $300,000 annually to be paid on a bi-weekly basis by direct deposit, subject to applicable taxes and withholdings. This position is based in Wheat Ridge, Colorado, and will required travel as necessary to perform the role.

BENEFITS

As an employee of the Company, you are also eligible for our benefits program, which includes:

1.	Medical, Dental, Vision, Short-Term & Long-Term Disability Insurance: You are eligible for our health, dental and vision coverage starting the first of the month following your date of hire. The Employee premium is 100% paid for by the Company. Enclosed is an overview of the policy coverages.

2.	Paid Time Off: Six (6) weeks per calendar year on an accrual basis, prorated for your first year.

3.	401(K): Up to three-and-a-half (3.5) percent employer match the month following your date of hire and based on eligibility requirements.

4.	Incentive Units: Subject to the approval of the Board of Managers, you will be awarded 750,000 Incentive Units of the Company with a distribution threshold of $3.2706 per unit. The grant and specific vesting schedule shall be reflected in a separate Incentive Unit Award Agreement between you and the Company. Vesting will commence as of the Start Date and will fully-accelerate upon a Change of Control, as defined in the Incentive Plan.

5.	Bonus: Target bonus of 100% of base salary dependent upon achievement of annual performance goals established within 30 days of start date in collaboration with Chief Executive Officer.

EXPENSES

The Company will reimburse you for all reasonable expenses, in accordance with the Company’s lawful policies as in effect from time to time, including but not limited to any travel and entertainment expenses incurred by you in connection with the business of the Company. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation and approval by your manager, but no later than thirty (30) days after submission.

AT-WILL EMPLOYMENT RELATIONSHIP

Your employment with the Company will be on an at-will basis, which means you and the Company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definitive period of time. In addition, the Company serves the right to modify your position, duties, benefits, or compensation and impose any forms of discipline short of termination it deems appropriate, at its sole discretion.

CONFIDENTIALITY

You acknowledge that, in any position you may hold, in and as a result of your employment by the Company, you will, or may, by making use of, acquiring, or adding to information which is confidential to the Company (the “Confidential Information”) and the Confidential Information is the exclusive property of the Company.

The Confidential Information will include all data and information relating to the business and management of the Company, including but not limited to, proprietary and trade secret technology.

The Confidential Information will also include any information that has been disclosed by a third party to the Company and is governed by a non-disclosure agreement entered into between that third party and the Company.

The Confidential Information will not include information that:

●	Is generally known in the industry of the Company.

●	Is now or subsequently becoming generally available to the public through no wrongful act.

●	Was rightfully in your possession prior to the disclosure by the company.

●	Is independently created by you without direct or indirect use of the confidential information; or

●	You rightfully obtained from a third party who has the right to transfer or disclose it.

The Confidential Information will also not include anything developed or produced by you during your term of employment with the Company, including but not limited to any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trademark or copyright that:

●	Was developed without the use of equipment, supplies, facility, or Confidential Information of the Company.

●	Was developed entirely on your own time.

●	Does not result from any work performed by you for the Company; and

●	Does not relate to any actual or reasonably anticipated business opportunity of the Company.

DUTIES AND OBLIGATIONS CONCERNING CONFIDENTIAL INFORMATION

You agree that a material obligation of your employment with the Company is to keep all Confidential Information absolutely confidential and protect its release from the public. You agree not to divulge, reveal, report, or use, for any purpose, any of the Confidential Information which you have obtained, or which was disclosed to you by the Company as a result of your employment by the Company. You agree that if there is any question as to such disclosure, then you will seek out senior management or legal of the Company prior to making any disclosure of the Company’s information that may be covered by this Agreement.

You agree and acknowledge that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Company, would gravely affect the effective and successful conduct of the Company’s business and goodwill and would be a material breach of this Agreement.

The obligations to ensure and protect the confidentiality of the Confidential Information imposed on you in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

You may disclose any of the Confidential Information:

●	To a third party where the company has consented in writing to such disclosure; or

●	To the extend required by law or by the request or requirement of any judicial, legislative, administrative, or other governmental body after providing reasonable prior written notice to the Company.

If you lose or make unauthorized disclosure of any of the Confidential Information, you will immediately notify the Company and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

OWNERSHIP AND TITLE TO CONFIDENTIAL INFORMATION

You acknowledge and agree that all rights, title, and interest in any Confidential Information will remain the exclusive property of the Company. Accordingly, you specifically agree and acknowledge that you will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trademarks, or trade names, notwithstanding the fact that you may have created or contributed to the creation of the Confidential Information.

You waive any moral rights that you may have with respect to the Confidential Information.

You agree to immediately disclose to the Company all Confidential Information developed in whole or in part by you during your term of employment with the Company and to assign to the Company any right, title, or interest you may have in the Confidential Information. You agree to execute any instruments and to do all other things reasonably requested by the Company, both during and after your employment with the Company, in order to vest more fully in the Company all ownership rights in those items transferred by you to the Company.

RETURN OF CONFIDENTIAL INFORMATION

You agree that upon request of the Company or upon termination or expiration, as the case may be, of this employment, you will turn over to the Company all Confidential Information belonging to the Company, including but not limited to, all documents, plans, specifications, disks, or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in your possession or control that:

●	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

●	Is connected with or derived from your employment with the company.

NON-SOLICITATION

You understand and acknowledge that the Company, together with its affiliates and subsidiaries, has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the fields of rare earth mining, processing, and strip-casting as well as the manufacturing of sintered NdFeB block material and permanent magnets. You understand and acknowledge that as a result of these efforts, the Company has created, and continues to use and create trade secrets, as defined by applicable law. These trade secrets provide the Company with a competitive advantage over others in the marketplace. You understand and agree that any attempt on your part to induce other employees or contractors to leave the Company’s employ, or any effort by you to interfere with the Company’s relationship with its other employees and contractors would be harmful and damaging to the Company. You agree that during your term of employment with the Company and for a period of two (2) years after the end of that term, you will not in any way, directly or indirectly:

●	Induce or attempt to induce any employee or contractors of the Company to quit employment or retainer with the company.

●	Otherwise interfere with or disrupt the Company’s relationship with its employees and contractors.

●	Discuss employment opportunities or provide information about competitive employment to any of the Company’s employees or contractors; or

●	Solicit, entice, or hire away any employee or contractor of the Company for the purpose of the employment opportunity that is in the competition with the Company.

This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Company during the period that you were employed by the Company.

During the term of your active employment with the Company, and for two (2) years thereafter, you will not divert or attempt to divert from the Company any business the Company had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of your employment with the Company.

NON-COMPETITION

You understand and acknowledge that the nature of your position, if you accept this offer of employment, will give you access to an knowledge of Company trade secrets and Confidential Information and places you in a position of trust and confidence with the Company. You understand and acknowledge that you are being hired because your executive services are unique, special, and/or extraordinary because of your depth of experience and knowledge in the industry. You further understand and acknowledge that the Company’s ability to reserve these trade secrets for the exclusive knowledge of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to you pursuant to this Agreement, you agree that during your term of active employment with the Company and for a period of two (2) years after the end of that term (the “Non-Compete”), you will not, directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Company or its affiliates or subsidiaries, or give advice or lend credit, money or your reputation to any natural person or business entity engaged in a competing business. For purposes of clarification, business shall mean the ownership, development, exploitation and/or operation of rare earth minerals and related real property interests, the manufacturing of sintered NdFeB block material and other activities related or incidental thereto, located in North America.

Nothing in this Agreement will prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and you are not a controlling person of, or a member of a group that controls, such corporation.

Nothing in this Agreement will prohibit you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

During the term of your employment, you agree not to undertake preparations for competitive activity prohibited by this Agreement.

NON-DISPARAGEMENT

You agree and covenant that you will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties. This Section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to your Section 7 rights under the NLRA or rights to communicate with any other administrative or regulatory agency to report suspected unlawful conduct or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

WARRANTY

You represent and warrant that you are not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder your ability to undertake the obligations and expectations of employment with the Company.

AGREEMENT BINDING AUTHORITY

Notwithstanding any other term or condition expressed or incorporated by reference to Company policy(ies) in this Agreement to the contrary, you will not have the authority to enter into any contracts or commitments for or on the behalf of the Company without first obtaining the express written consent of the Company.

REMEDIES

In the event of a breach or threatened breach by you of any of the restrictive covenant provisions of this Agreement, you agree that the Company is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Company at law or in equity, in order to prevent or restrain any such breach by you or by your partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with you.

NOTICE AND OPPORTUNITY TO CURE

Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party, before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the sixty-day (60) period following such notice. If such cure is affected, then any such breach shall not be a basis for the party intending to rely thereon. In the event a breach is not curable, then notice and an opportunity to cure shall not be required. Notwithstanding the foregoing, in the event of non-payment or incorrect payment of the employee’s salary, bonus or expenses, the notice period for the cure is thirty (30) days.

SEVERABILITY

You and the Company acknowledge that this Agreement is reasonable, valid, and enforceable. However, if any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

MODIFICATION OF AGREEMENT

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

GOVERNING LAW

The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the state of Colorado without regard to any conflicts or choice of law’s provisions of the state of Colorado that would result in the application of the lay of any other jurisdiction. The prevailing party in any action under or related to the Agreement is entitled to recover reasonable attorney’s fees, expenses and costs, including appeals, from the other party.

GENERAL PROVISIONS

Time is of the essence in this Agreement. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

No failure or delay by either party to this Agreement in exercising any power, right, or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, and assigns, as the case may be, of you and the Company.

This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

If, at the time of execution of this Agreement, there is a pre-existing Agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing agreements between you and the Company. Any duties, obligations, and liabilities still in effect from any pre-existing agreement are void and no longer enforceable after the execution of this Agreement. Further, only to the extent that such agreements conflict with this Agreement, this Agreement will take precedence over all other agreements between the parties, including but not limited to additional Company plans, policies and guidelines.

This Agreement constitutes the entire Agreement between the parties, and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

POLICIES

You agree to abide by all company policies and guidelines including those outlined in the Company’s Employee Handbook. Company policies can be amended at any time at the employer’s discretion.

Finally, this offer is contingent upon completion of relevant background checks. We are also required by law to have proof of your U.S. citizenship or right to work in the U.S. and therefore you will need to complete and submit an I-9 form on or before your first day of employment.

Please confirm your acceptance of this offer by signing and returning this letter by April 3, 2023.

Steve, we are excited to have you join our team! If you have any questions, please feel free to reach out at any time.

Sincerely,

USA RARE EARTH, LLC

/s/ Tom Schneberger
Thomas John Schneberger

Chief Executive Officer
03/15/2023

ACKNOWLEDGED, UNDERSTOOD AND ACCEPTED BY:

/s/ Steve Ridge	March 16, 2023
Steve Ridge

Enclosures:

Employee Handbook

Benefits Summaries